www.aviatnetworks.com

Aviat Networks Announces Interim Chief Executive Officer

MILPITAS, Calif., September18, 2019 — Aviat Networks, Inc. (NASDAQ: AVNW), (“Aviat Networks” or the “Company”), the leading expert in microwave networking solutions, today announced the appointment of Stan Gallagher as Interim Chief Executive Officer, effective September 18, 2019. Mr. Gallagher has served as the Company’s Chief Operating Officer and Principal Financial Officer since June 25, 2018 and will continue to hold these positions.

Mr. Gallagher has over 30 years of experience in various aspects of operations leadership and management consulting. Before joining the Company, he served as a Director and Operational Excellence/Supply Chain Management Lead at Synergetics Installations Worldwide, Inc. Synergetics, a leading management consulting firm, was engaged by Aviat Networks in 2015, and Mr. Gallagher oversaw a team which drove significant operational improvement initiatives leading to the turnaround of the Company in concert with senior management and Board support. Prior to this, he served as a Senior Consultant with LeadFirst Learning Systems, LLC and Vice President - Global Strategic Sourcing at Masonite International, Inc. He began his career with General Electric (“GE”), where he held executive operational and leadership positions for several GE divisions over a tenure of 25 years.

Michael Pangia, Aviat’s President and Chief Executive Officer and a director of the Company has resigned as an officer and director on September 18, 2019 to pursue other opportunities.

John Mutch, Chairman of the Board of Directors commented, “The Board would like to thank Mike for his years of dedication and service to Aviat and we wish him well as he moves on to his next venture. Aviat is a much stronger organization today due to his contributions, and those of our talented employees around the globe.”

Mr. Gallagher added, “I am proud of what we accomplished over the past several years; growing share, improving our customer value proposition, driving efficiencies, and enhancing our balance sheet. We enter fiscal 2020 perhaps in the best financial position in our history and remain on track with our previously stated guidance and expect significant bottom-line growth this fiscal year. Our industry position remains strong, our prospects for growth are improving, and we’ve only scratched the surface of our true potential. I would also like to thank Mike for his leadership and friendship. He leaves Aviat in a much stronger position and I look forward to continuing to build on our progress to drive results for our customers, shareholders and employees.”

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Milpitas, California. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 including Aviat Networks’ beliefs and expectations regarding business conditions, new product solutions, customer positioning, revenue, future orders, bookings, new contracts, cost structure, operating income, profitability in fiscal 2019, process improvements, realignment plans and review of strategic alternatives. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat Networks and trends in revenue, and other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat Networks regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	continued price and margin erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders;

•	our ability to meet financial covenant requirements which could impact, among other things, our liquidity;

•	the timing of our receipt of payment for products or services from our customers;

•	our ability to meet projected new product development dates or anticipated cost reductions of new products;

•	our suppliers' inability to perform and deliver on time as a result of their financial condition, component shortages, or other supply chain constraints;

•	customer acceptance of new products;

•	the ability of our subcontractors to timely perform;

•	continued weakness in the global economy affecting customer spending;

•	retention of our key personnel;

•	our ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;

•	the results of restructuring efforts;

•	the ability to preserve and use our net operating loss carryforwards;

•	the effects of currency and interest rate risks;

•	the conduct of unethical business practices in developing countries; and

•	the impact of political turmoil in countries where we have significant business.

For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on August 27, 2019 as well as other reports filed by Aviat Networks, Inc. with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations

Glenn Wiener, GW Communications for Aviat Networks, Inc.
Tel: 212-786-6011 / Email: gwiener@GWCco.com